Exhibit 99.2

Middlesex Water HOLDS

ANNUAL SHAREHOLDERs MEETING

ISELIN, NJ, (May 22, 2024) Middlesex Water Company (NASDAQ:MSEX), a provider of water and wastewater and related services held its Annual Meeting of Shareholders exclusively online on May 21, 2024 at which shareholders re-elected Kim C. Hanemann and Ann L. Noble and elected Nadine Leslie (Class I Directors) each to a three-year term and re-elected Dennis W. Doll (Class II Director) to a one-year term. Shareholders also approved a non-binding advisory resolution approving the compensation of the Company’s named executive officers; and ratified the Audit Committee’s selection of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

During the meeting, officers discussed the Company’s financial results, capital investment initiatives, finance activity plans, as well as operations highlights including major treatment plant upgrades in New Jersey, capital investments in Delaware, governance and sustainability.

An audio webcast of the Middlesex Water Annual Meeting of Shareholders will be archived for one year at www.virtualshareholdermeeting.com/MSEX2024

About Middlesex Water Company

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider of life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company and its subsidiaries form the Middlesex family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. We offer a full range of water, wastewater utility and related services including municipal and industrial contract operations and water and wastewater system technical operations and maintenance. We are focused on meeting and balancing the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more about Middlesex Water, visit https://www.middlesexwater.com

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available.  This information is based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein.  Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees.” Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based.  There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com